Exhibit 10.11
LEASE AGREEMENT
This Lease Agreement is made July 19, 2018, between Smit Holdings, LLC, a South Dakota limited liability company, Landlord, with an address of 6300 S Avalon Ave., #222, Sioux Falls, South Dakota 57108 and, BitGo Holdings, Inc., a Delaware corporation, Tenant, with an address of 2443 Ash Street, Palo Alto, CA 94306.
ARTICLE 1
PREMISES AND TERM
Section 1.1 Leased Premises. Landlord leases to Tenant, and Tenant leases from Landlord, approximately 5,250 square feet of commercial office space in Suite #101 of the building located at 6216 Pinnacle Place, Sioux Falls, South Dakota 57108, on “Real Estate” legally described as Lot 3, Block 5 of Prairie Hills Addition to the City of Sioux Falls, South Dakota (the “Leased Premises”), such Leased Premises being more particularly depicted in “Exhibit A” attached hereto and made a part hereof.
Section 1.2 Initial Term. The initial term of this Lease is 61 months, commencing July 19, 2018 (the “Commencement Date”) and ending August 31, 2023.
Section 1.3 Tenant’s Option to Extend. Tenant will have the option to extend the lease term for one additional five year period with 2.5% annual rent escalators. The extension option may be exercised by Tenant only if Tenant gives Landlord written notice of the election to extend the term of this Lease at least 180 days prior to the expiration of the initial lease term. Tenant will have no right to renew this Lease unless Tenant is at that time in full compliance with all of the terms and provisions of this Lease.
Section 1.4 Possession Date. Tenant will be allowed possession of the Leased Premised on July 19,
2018.
ARTICLE 2
LEASED PREMISES ACCEPTED AS-IS
Section 2.1 Premises As-Is With the exception of work to be performed by Landlord as set forth in this Section 2.1, Tenant takes and accepts the Leased Premises in its “AS IS” condition. “AS IS” means in tenantable condition, with the lights, doors and HVAC in working or operating condition. Tenant’s taking of possession of Leased Premises will be conclusive evidence the Leased Premises were, on that date, in good, clean, and tenantable condition as represented by Landlord. Tenant acknowledges no representations to alter, remodel, or improve the Leased Premises, have been made by Landlord. Tenant has examined the Leased Premises, including all fixtures, if any. Landlord, at its sole expense, shall remove door lettering on conference room and suite entrance doors, professionally shampoo carpet in Leased Premises, replace all broken or stained ceiling tiles, repair all holes and drywall scars including cracked seam in ceiling of reception area, repaint all repaired areas with matching paint, and ensure that all light bulbs and light fixtures are in working order. Tenant acknowledges some of Landlord’s work will be done after possession date. Landlord shall use its best efforts to have work hereunder completed by August 1, 2018.
Section 2.2 Tenant Improvements. Upon Tenant’s receipt of possession of the Leased Premises, Tenant has the right, with Landlord’s prior approval of a remodel plan, to make leasehold improvements at Tenant’s sole expense. Landlord, however, is not liable to Tenant or any person or entity claiming through or under Tenant for any injury to person or property arising from Landlord’s ownership of the Leased Premises or the construction of the leasehold improvements. The installation of Tenant’s leasehold improvements is subject to the terms and conditions of Article 9 below.
Tenant shall have the right, without seeking Landlord’s prior approval to remove interior walls as shown in Exhibit A, re-work ceiling tile grid as necessary, replace damaged carpet and wood cove base, repair and repaint damaged walls, relocate light switches and remove light sconce, add any outlets, power poles, and data ports necessary for Tenant to conduct business, repaint interior walls of Leased Premises in
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Tenant’s choice of color, and install a security system, to include security cameras, within and around the perimeter of the Leased Premises, including its common areas.
ARTICLE 3
RENT
Section 3.1 Base Rent. Tenant will pay Landlord annual rent as set forth below. The base rent set forth below shall begin on August 1, 2018. Upon execution of the lease, Tenant will provide a security deposit in the amount of $7,218.75 The rent will be payable by Tenant in equal monthly installments, on or before the first day of each month in advance at Landlord’s address stated in the opening paragraph. The rental rate is $5 per square foot on a triple net (NNN) basis until February 1, 2019, and $16.50 per square foot on a triple net basis (NNN) for the remainder of the initial term. The annual rent for the initial term is as follows:

Initial Lease Period	Annual Rent	Monthly Rent

August 1, 2018 - January 31, 2019	$26,250.00	$2,187.50
February 1, 2019 - August 31, 2023	$86,625.00	$7,218.75
Section 3.2 Base Rent During Option Period. If Tenant exercises the option to renew this Lease, the rental rate for the first year of the renewal period is $18.25 per square foot on a triple net (NNN) basis. Base rent will increase at an annual rate of two and one half percent (2.5%) per year during the renewal period. The annual rent payable during the option period is as follows:

Renewal Lease Period	Annual Rent	Monthly Rent

September 1, 2023 - August 31, 2024	$95,812.50	$7,984.38
September 1, 2024 - August 31, 2025	$98,207.81	$8,183.98
September 1, 2025 - August 31, 2026	$100,663.00	$8,388.58
September 1, 2026 - August 31, 2027	$103,179.58	$8,598.30
September 1, 2027 - August 31, 2028	$105,759.07	$8,813.26
Section 3.3 Additional Rent. Tenant agrees to pay, monthly, as additional rent Tenant’s proportionate share of all expenditures incurred by Landlord in managing, maintaining, repairing, replacing, operating, securing, lighting and cleaning the building and common areas of the Real Estate. The operating expenses shall also include real estate taxes, and the cost of building insurance.
Tenant’s proportionate share of such costs shall be based on the proportion of the total square foot area the Leased Premises bears to the total square foot rentable in the building. During the term of this lease Tenant will occupy 5,250 square feet of the current total rentable area of 10,715 square feet.
The monthly payments may be based on the Landlord’s reasonable estimate of the costs as set forth in Section 4.3 and subject hereto made at the beginning of each lease year. At the end of each lease year, Landlord will furnish a statement of all costs subject hereto and Tenant’s share thereof certified by Landlord. If, at the end of any lease year, the amount paid by Tenant is greater than its share as shown on said statement, the excess is credited against the next rent payments due hereunder. If at the end of any lease year, the amount paid by Tenant is less than its share as shown on said statement, the deficiency is payable with the next monthly rent payment due hereunder. Additional rent is currently estimated at $5 per rentable square foot (including Taxes as defined in Article 7 herein) at the time of the signing of this lease and may be adjusted annually. Notwithstanding the foregoing, during the Term, Tenant’s share of Controllable Operating Expenses (as defined herein) shall be the lesser of: (i) that amount calculated by increasing Tenant’s share of the Base Year (as defined herein) Controllable Operating Expenses by five percent (5%) each calendar year on a cumulative basis (the “Controllable Operating Expense Cap”); or (ii) Tenant’s proportionate share of the current year’s actual Controllable Operating Expenses.
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For purposes of this Lease “Controllable Operating Expenses” shall include all Operating Expenses except real estate taxes, general liability insurance and commercial property insurance, utilities, and costs for snow and ice removal. For purposes of calculating the increase in Controllable Operating Expense Cap each year during the Term of this Lease, the “Base Year” shall be Tenant’s Share of Controllable Operating Expenses for the 2019 calendar year.
Section 3.4 Late Rent. All rent and other sums payable by Tenant which is not paid within 5 days of becoming due will bear interest from the date due to the date paid at the rate of eighteen percent (18%) per annum. In addition, Tenant will pay Landlord a $30.00 service charge for any check which is returned for insufficient funds.
ARTICLE 4
COMMON AREAS AND COMMON AREA EXPENDITURES
Section 4.1 Common Areas. The term “common areas” means that portion of the real estate described in Section 1.1, including the building, parking lot, sidewalks, landscaped areas, rights of way, and related improvements, and excepting only that area which is leased to tenants or constructed for lease to tenants. Landlord has made no representations as to identity, type, size or number of other tenancies in the building, and Landlord reserves the unrestricted right to change the design or size of the building, the driveways, parking areas, and identity and type of other tenancies and add buildings and other structures; provided only that the size of the Leased Premises, reasonable access to the Leased Premises, and minimum parking facilities as required by this Lease and governmental authorities will not be substantially or materially impaired, subject to the provisions of Article 13.
Section 4.2 Access to Common Areas. Landlord grants Tenant, and Tenant’s employees, customers and invitees, the nonexclusive right during the term of this Lease to use the common areas along with Landlord and all other tenants of Landlord, its and their employees, customers, and invitees. Tenant will not at any time interfere with the rights of Landlord and other tenants, its and their employees, customers and invitees, to use any part of the common areas.
Section 4.3 Common Area Maintenance. Landlord agrees to operate and maintain all common areas and facilities. The manner in which the common areas and facilities are maintained and the expenditures to do so will be at the sole discretion of Landlord. Landlord will also have the right to adopt and promulgate reasonable nondiscriminatory rules and regulations concerning the common areas. As set forth in Section 3.3, Tenant agrees to pay as additional rent its proportionate share of all expenditures incurred by Landlord in managing, maintaining, repairing, replacing, operating, insuring, not limited to, the cost of snow removal, line and exterior painting, traffic regulation, replacement of the paving, curbs and sidewalks, landscaping, drainage, lighting facilities, servicing of mechanical equipment, and taxes in monthly payments with the monthly rent payments. Landlord may amortize maintenance, repairs and replacement of items such as roof, parking, sidewalks, and mechanical, including HVAC, based on such item’s tax life and charge Tenant its proportional share of such items.
Section 4.4.                 Excluded Costs. Landlord shall, at Landlord’s cost, pay: (a) interest, principal on debt or amortization on any mortgage encumbering the Real Estate and buildings thereon; (b) tenant improvements made for other tenant(s) of the Real Estate; (c) leasing commissions; (d) legal costs in connection with lease negotiations; (e) violation by Landlord of any of the terms and conditions of this Lease; (f) all items and services for which Tenant reimburses Landlord outside of Additional Rent or pays third persons; (g) advertising for vacant space in the Building; (h) rental under any ground lease or other underlying lease; (i) repairs or maintenance covered by warranties, insurance or service contracts in existence on the Commencement Date to the extent that Landlord was actually reimbursed for same; (j) replacing structural portions of the building on the Real Estate, except if the cost of any replacement Landlord performs or that becomes necessary or desirable by reason of the negligence or willful act of Tenant, its agents, servants, employees, or invitees, shall be entirely reimbursed by Tenant in full; (k) Landlord’s income taxes attributable to payments hereunder or from other sources; and (l) capital expenditures for improvements to the Real Estate unless Tenant agrees in writing to share such costs.
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Section 4.4 Parking. During the lease term, Tenant shall have shared use of all paved parking areas serving the building. Tenant will be granted eight dedicated parking spaces near the front entrance of the building, which will be marked (at Tenant’s expense) exclusively for Tenant’s customers. The parking spaces are depicted in “Exhibit B” attached hereto.
ARTICLE 5
TENANT’S USE
Section 5.1 Permitted Use of Leased Premises. The Leased Premises may be used only for a cryptocurrency financial institution (the “Permitted Use”) and for no other purposes without the written consent of Landlord, which consent will not be unreasonably withheld. Tenant will comply with all laws, ordinances and regulations affecting the Leased Premises or Tenant’s use therein, plus insurance company requirements affecting the cleanliness, safety, use and occupation of the Leased Premises.
Section 5.2 Use Restrictions, Trash. Tenant will not, without Landlord’s prior written consent, obstruct the common areas or use the same for business or display purposes, nor abuse the building, other improvements, fixtures or personal property constituting the building; nor use plumbing for any purpose other than that for which constructed; nor make or permit any noise or odor objectionable to the public or the Landlord to emit from the Leased Premises; nor create, maintain or permit a nuisance thereon; nor do any act tending to injure the reputation of the building; nor place or permit any radio or television antenna, loud speaker or sound amplifier, satellite dish, or other similar devices outside of the Leased Premises or any place where they may be seen or heard outside of the Leased Premises. Tenant will keep the Leased Premises clean and free from rubbish and dirt at all times, and will make necessary arrangements to have all trash within the Leased Premises delivered to the centralized dumpster.
Section 5.3 Exclusive Use. Landlord and its affiliates, and their successors and assigns, agree that they shall not enter into a lease with any other tenants or occupants of the Real Estate to operate a cryptocurrency financial institution, nor shall Landlord or its affiliates (or their successors or assigns) permit any such use in the Strip Center Building by any other tenants or occupants (“Tenant’s Exclusive Use”). If a tenant in the Building violates Tenant’s Exclusive (a “Rogue Tenant”), then the violation by the Rogue Tenant is not a default by Landlord under this Lease so long as Landlord is diligently and in good faith attempting to enforce Tenant’s Exclusive Use against the Rogue Tenant (including, without limitation, institution and diligent prosecution of litigation). Notwithstanding the foregoing to the contrary, if within sixty (60) days following Tenant’s notice to Landlord of the violation, Landlord fails to cause the Rogue Tenant to cease its violation of Tenant’s Exclusive Use, then during the continuance of such violation from the end of such 60-day period (the “Exclusive Violation Trigger Date”) until the violation by the Rogue Tenant has been eliminated, Tenant shall pay to Landlord, in lieu of Base Rent hereunder, an amount equal to zero percent (0%) of such Base Rent. If the violation, whether by Landlord or another tenant or occupant, is not cured within four (4) months following the Exclusive Violation Trigger Date, then Tenant shall thereafter have the option to terminate this Lease upon thirty (30) days’ prior written notice, which termination shall be effective as of the expiration of such thirty (30) day notice period unless the violation by the Rogue Tenant shall have sooner been eliminated, or return to payment of full Base Rent hereunder. Notwithstanding anything contained herein to the contrary and except as specifically provided in this Section, Tenant and Landlord shall continue to perform any and all of their respective obligations under this Lease during the period of time Tenant’s rights under this Section are being violated.
Section 5.4                       Tenant’s Right of First Refusal. Should the current tenant in the office space adjacent to the Leased Premises (“Adjacent Office”) decide not to renew, extend, or enter into a new lease with Landlord at the end of the tenant’s current term, Landlord shall provide to Tenant a written notice of intent to lease (the “Notice”) and Landlord may not offer the Adjacent Office to another party prior to the expiration of Tenant’s right as set forth in this section. Tenant shall have and may exercise a right of first refusal to lease the Adjacent Office, or a portion thereof at the same Base Rent and Additional Rent as the Leased Premises. If Tenant does not within 20 business days after receiving the Notice give Landlord written notice of Tenant’s intention to exercise such right, then Landlord may proceed to lease the Adjacent Office to a third party. If Tenant timely notifies Landlord of its intent to exercise such right, then Tenant and Landlord shall in good faith negotiate the remaining terms and conditions of a lease for the Adjacent Office. If Tenant and Landlord
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cannot reach mutually agreed upon terms with forty-five days, Tenant’s right hereunder shall expire and Landlord may advertise the Adjacent Office and enter into a lease with a third party, but Tenant and Landlord may continue negotiations for the Adjacent Office.
ARTICLE 6
UTILITES
Section 6.1 Utilities. Tenant will pay directly to the respective utility companies for all separately metered heating, telephone, internet, air conditioning, electricity, gas, and water and sewer charges used in the Leased Premises throughout the term of this lease. Tenant will assume responsibility for all utilities upon execution of this lease.
Section 6.2 Usage. If Tenant receives utilities through a meter which utilities are also supplied to other tenants of the building, then Tenant will pay to Landlord as additional rent within five days after demand therefore a sum equivalent to its proportionate share of the total utility meter charges as Tenant’s portion thereof. Tenant’s proportionate share of such charges shall be determined by multiplying the total charges incurred by Landlord for said charges by a fraction, the numerator of which is the total number of square feet within that portion of the building which is included in and connected to the same utility meters as the Leased Premises.
Section 6.3 Interruption of Utility Services. Landlord will not be liable in damages or otherwise if the furnishing by Landlord or by any other supplier of any utility or other service to the Leased Premises is interrupted or impaired by fire, repairs, accident, or by any causes beyond Landlord’s control.
ARTICLE 7
TAXES
Section 7.1 Landlord will pay all real property taxes on the Leased Premises land and improvements payable during the lease term. Tenant will reimburse Landlord for Tenant’s share of such payments of real property taxes. Tenant will pay its proportionate share, as set forth in Section 3.3, of the real property taxes. One-twelfth of a full year’s taxes, installments of which are next payable, are payable on the first day of each month and added to the monthly rent. This amount may be based on Landlord’s reasonable estimate until the actual tax amounts are available and when available an adjustment shall be made and any difference shall be payable based on Tenant’s actual share as determined. Tenant’s share of such taxes payable in the first and last calendar year of the lease term shall be equitably prorated based on the portion of the year included in the lease term. Tenant shall pay all personal property and similar taxes on its property in the leased premises.
Section 7.2 Due to the fact that South Dakota real estate taxes are billed in arrears, the first year taxes, which are paid by the Tenant, shall be estimated and the first and second year shall be trued up by the actual tax bill. Accordingly at the end of each lease year, Landlord shall furnish a statement of all costs subject hereto and Tenant’s share thereof certified to by Landlord.
ARTICLE 8
REPAIRS AND SANITATION
Section 8.1 Landlord’s Responsibilities. Landlord will keep the foundations, exterior walls (except plate glass or glass or other special breakable materials used in structural portions), roof, heating, air conditioning, and other equipment serving the Leased Premises in good repair, and if necessary or required by proper governmental authority, make modifications or replacements, except Landlord will not be required to make any repairs, modifications or replacements which become necessary or desirable by reason of the negligence of Tenant, its agents, servants, or employees or by reason of anyone illegally entering or upon the Leased Premises. Landlord will provide snow removal and landscaping services. Landlord will also provide regularly scheduled maintenance of the mechanical equipment, which is understood to exclude light bulb replacement.
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Section 8.2 Tenant’s Responsibilities. Tenant will keep the Leased Premises in good order and condition, ordinary wear and tear excepted. Tenant will also keep the Leased Premises in a clean and sanitary condition, either by its employees or an independent contractor janitorial service. Tenant will not permit waste, damage or injury to the Leased Premises. Tenant will alter, reconstruct, repair, maintain, or replace portions of the Leased Premises and equipment serving the Leased Premises in the event repairs, maintenance, or replacements become necessary by reason of the negligence of Tenant, its agents, servants, or employees, or by reason of law, including the Americans with Disabilities Act, as it may be amended or interpreted.
Section 8.3 Glass. Tenant, at its expense, will replace with glass of the same quality any cracked or broken glass, including plate glass or other special breakable materials used in structural portions, and any interior and exterior windows and doors in the Leased Premises.
ARTICLE 9
INSTALLATIONS, ALTERATIONS AND SIGNS
Section 9.1 Tenant’s Installations. Tenant, at its own expense, will purchase, install and maintain in good condition its special fixtures, trade fixtures, and all interior wall coverings and decorating.
Section 9.2 Tenant’s Alterations. Except as provided in Article 2 or elsewhere in this Lease, Tenant will not make any substantial repairs, alterations or additions to the Leased Premises or make any contract therefore without first obtaining Landlord’s written consent, which consent will not be unreasonably withheld. Tenant will deliver to Landlord the applicable plans and specifications and copies of the proposed contracts and necessary permits. Tenant also agrees to provide Landlord satisfactory proof that workmen are properly licensed workers, as Landlord may require. Notwithstanding the foregoing, Tenant may make any modifications it deems necessary to accommodate and install a vault in the location depicted as a “V” on Exhibit A. Tenant shall be responsible for the costs of any such modifications and the vault installed in the Leased Premises shall be considered the personal property of Tenant and may be removed or modified at Tenant’s sole discretion. If Tenant damages the floor of the Leased Premises due to installation of the vault, Tenant shall repair the floor and return it to the original condition received on the Commencement Date.
Section 9.3 Tenant’s Payment of Materialmen and Suppliers. Tenant will promptly pay all contractors and materialmen to avoid the possibility of a lien attaching to the Leased Premises, and should any lien be made or filed, Tenant will bond against or discharge the same within 10 days after written request by Landlord. Tenant agrees to defend on behalf of Landlord and at Tenant’s expense, any action, suit or proceeding which may be brought for the enforcement of a lien or encumbrance, and Tenant agrees to pay any damages, including payment of any legal expenses and attorneys’ fees incurred by Landlord, and satisfy and discharge any judgment entered thereon and hold Landlord harmless from any claim or damage resulting from any such judgment. Nothing in this Lease will be construed as consent on the part of Landlord so as to subject the Landlord’s estate in the Leased Premised to any lien or liability under the laws of the State of South Dakota.
Section 9.4 Signage and Other Installations and Prohibited Signage. Tenant agrees that it will place no advertising or other signs in, on, or about the Leased Premises without the prior written consent of Landlord. If consent is granted, such signs shall be installed and maintained at Tenant’s expense and must comply with all applicable ordinances or other regulations. Tenant will not erect or install any other exterior window or door signs, advertising media or window lettering or placards or other signs or install any interior window or door signs, advertising media or window or door lettering or other signs without Landlord’s prior written consent. Tenant will not install any exterior awnings, lights or plumbing fixtures , or make any exterior decoration or painting, or make any changes to the building exterior without Landlord’s prior written consent. Notwithstanding the foregoing, Tenant shall have the right to place signage on the Leased Premises’ fascia and to have its business name displayed on the common monument sign for the Real Estate subject to Landlord’s approval, which shall not be unreasonably withheld. Tenant’s proportion of such monument sign shall be no less than fifty percent (50%) of the total signage on the monument. Tenant shall be responsible for expenses related to installation, removal, and repair of any signage hereunder, and such signage shall comply with all applicable ordinances and laws.
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Section 9.5 Access to Roof Tenant will have no access to the roof of the building for any purpose without Landlord’s prior written consent.
ARTICLE 10
INDEMNITY
Section 10.1 Tenant agrees to indemnify, defend and hold Landlord harmless against any and all claims, demands, damages, costs and expenses, including reasonable attorneys’ fees, arising from Tenant’s use of the Leased Premises or from any default of Tenant in the performance of any covenant or agreement of Tenant to be performed pursuant to this Lease, or from any act or negligence of Tenant, its invitees, patrons, members, customers, agents, contractors, servants, employees, sub-lessees, concessionaires or licensees, in or about the Leased Premises or the common areas. Tenant’s obligations under this Article 10 will survive the expiration or early termination of the Lease. The provisions of this section will not apply to any damages or injury caused by Landlord’s negligence or breach of its obligations under this Lease.
Section 10.2 Landlord agrees to indemnify, defend and hold Tenant harmless against any and all claims, demands, damages, costs and expenses, including reasonable attorneys’ fees, arising from any default of Landlord and the performance of any covenant and agreement of Landlord to be performed pursuant to this Lease, or from any act or negligence of Landlord, its agents, contractors, servants or employees, in or about the Leased Premises or the common areas. Landlord’s obligations under this Article 10 will survive the expiration or early termination of the Lease. The provisions of this section will not apply to any damages or injuries caused by Tenant’s negligence or breach of the Lease.
Section 10.3 Landlord will not be liable and Tenant waives all claims for damage to person or property sustained by Tenant or Tenant’s invitees, patrons, members, customers, employees, agents, servants, contractors, sub-lessees, concessionaires and invitees resulting from the building or by reason of the Leased Premises or any equipment becoming out of repair, resulting directly or indirectly from any act or neglect of Tenant. This will apply to flooding of the Leased Premises, and to damage caused by steam, excessive heat or cold, falling plaster, broken glass, sewage, gas odors, or the bursting or leaking of pipes or plumbing fixtures. All property of Tenant or any occupant of the Leased Premises in the building will be there at the risk of Tenant or such person only, and Landlord will not be liable for damage, theft or misappropriation.
ARTICLE 11
INSURANCE
Section 11.1 Liability Insurance Procured by Tenant. Tenant will purchase and maintain a policy of commercial general liability insurance (naming Landlord as an additional insured), including contractual liability insurance coverage, with combined single limits of not less than $1,000,000 per occurrence for injury or death to any person or damage to property, for any claims, demands, or causes of action of any person arising out of accidents occurring at the Leased Premises or arising out of Tenant’s use of the Leased Premises. If, upon any of the renewal terms of the Lease, reasonable industry standards suggest the need for a higher limit of liability insurance, Landlord may require increased coverage. The insurance will not be subject to cancellation except after 30 days’ prior written notice to Landlord, and copies of the policies or certificates, together with satisfactory evidence of the payment of premiums, will be deposited with Landlord at the commencement of the term and upon any renewal of the insurance not less than 45 days prior to the expiration of the coverage term.
Section 11.2 Insurance Procured by Landlord. Landlord will purchase commercial general liability insurance and commercial property insurance on the building in amounts as Landlord deems sufficient. The insurance will be for the benefit of Landlord and Tenant will have no interest in the insurance. Tenant is responsible for its proportionate share of the cost of such insurance under Section 3.3 of this Lease
Section 11.3 Property Insurance Procured by Tenant. Tenant will purchase and maintain at Tenant’s expense commercial property insurance (under which Landlord is an additional insured) that will at a minimum cover the perils insured under the ISO Special Form, including the full replacement cost of all alterations, changes, wall
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coverings, floors, furnishings, decorations, additions, fixtures, and improvements of Tenant in the Leased Premises in the event of a loss. Tenant will deposit the policy of insurance or a certificate thereof with Landlord.
Section 11.4 Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, to the extent of insurance proceeds recoverable, Landlord and Tenant each waive any and all rights of recovery, claims, actions and causes of action against the other for any loss or damage that may occur to the Leased Premises, any improvements, any personal property, or the building of which the Leased Premises are a part, regardless of cause or origin, including negligence of the other party. All policies of property insurance required to be carried by either party must include a clause or endorsement denying to the insurer rights by way of subrogation against the other party to the extent rights have been waived in this Lease.
Section 11.5 Tenant’s Use Affecting Insurance Rates. With the exception of the Permitted Use and the vault as addressed in Section 9.2, Tenant will not store any equipment or personal property or do anything in or about the Leased Premises which will in any way tend to increase insurance rates on the Leased Premises or the building without the consent of Landlord. If Landlord consents to a use which increases the insurance rates, Tenant agrees to pay any increase in premiums for insurance resulting from the use carried on in the Leased Premises by Tenant. If Tenant installs any electrical equipment that overloads the power lines to the building, Tenant will, at its own expense, make whatever changes are necessary to avoid such overload and to comply with the requirements of insurance underwriters and insurance rating bureaus and governmental authorities.
ARTICLE 12
FIRE OR OTHER CASUALTY
Section 12.1 If during the term of this Lease the Leased Premises is damaged or destroyed by fire or other casualty (except by the negligence of the Tenant, its subtenants, agents, employees, contractors, or invitees), so as to render the Leased Premises unusable for the Permitted Use which Tenant made of the premises as the time of the casualty, and if the Leased Premises cannot be repaired within 90 days of the date of the casualty, then Tenant may terminate this Lease as of the date of such casualty by providing notice to the Landlord. If Tenant also immediately surrenders the Leased Premises to Landlord, Tenant will be obligated to pay rent only to the time of such surrender. If the Leased Premises can be restored within 90 days of the date of the casualty, and the Landlord within 15 days of receipt of Tenant’s notice of the occurrence of the casualty provides Tenant notice in writing of its election to repair or restore the Leased Premises, this Lease will not terminate; provided that Tenant’s obligation to pay rent will abate for the period following the casualty to when the repairs are substantially complete. If during such period, a portion of the Leased Premises is tenantable, Tenant will pay reduced rent equal to the pro rata portion of the Leased Premises which is tenantable. In no event in the case of a casualty will Landlord be required to repair or replace Tenant’s inventory, supplies, leasehold improvements, fixtures, furniture, furnishings, equipment or personal property. Tenant covenants to make such repairs and replacements.
ARTICLE 13
EMINENT DOMAIN
Section 13.1 If the entire Leased Premises is taken under the power of eminent domain, then the term of this Lease will cease as of the day possession is taken and the rent will be paid up to that date. In the event more than 25% of the Leased Premises is taken, either Landlord or Tenant may terminate this Lease at the time by giving the other party written notice of termination within 30 days after the taking of passion by the public authority.
Section 13.2 All damages awarded for a taking under the power of eminent domain, whether for the whole or a part of the Leased Premises, will be the property of Landlord, whether the damages are awarded as compensation for diminution in value of the leasehold or to the fee of the Leased Premises; provided, however, Landlord will not be entitled to any separate award made to Tenant for loss of Tenant’s supplies, equipment, fixtures, or any other improvements, or for quiet enjoyment, or for depreciation of or cost of removal of any such supplies, equipment, fixtures, or improvements.
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ARTICLE 14
ASSIGNMENT AND SUBLETTING
Section 14.1 Tenant will not assign or in any manner transfer this Lease or any interest therein, nor sublet the Leased Premises or any part of it, nor permit occupancy by anyone without the prior written consent of Landlord, which consent will not be unreasonably withheld. Consent by Landlord to one or more assignments of this Lease or to one or more sub-lettings of the Leased Premises will not operate as a waiver of Landlord’s rights under this Article. No assignment will release Tenant of any of its obligations under this Lease or be construed or taken as a waiver of any of Landlord’s rights hereunder. The acceptance of rent from someone other than Tenant will not be deemed to be a waiver of any of the provisions of this Lease or consent to any assignment or subletting of the Leased Premises.
Section 14.2            Notwithstanding Section 14.1, Tenant shall have the right, with ten (10) days’ prior notice to Landlord but without Landlord’s consent, to assign this Lease or sublet all or any portion of the Premises: (i) to a subsidiary or affiliate of Tenant; or (ii) to any person or entity which is acquiring all or substantially all of the ownership interest or assets of Tenant (each a “Permitted Transferee). The Permitted Transferee, shall, upon the assignment of the Lease, become liable for the payment of all Rent and the performance of all terms, covenants and conditions under the Lease. If Tenant assigns the Lease pursuant to this Section, Tenant shall remain responsible for payment of all Rent and the performance of all terms, covenants and conditions under the Lease and, if requested by Landlord, will execute a guaranty.
ARTICLE 15
ACCESS TO PREMISES
Section 15.1 Upon no less than twenty-four (24) hours’ reasonable notice to Tenant, Landlord will have the right to enter upon the Leased Premises during regular business hours for the purpose of inspecting it or of making repairs, additions, or alterations to the Leased Premises or to the building, or for the purpose of showing the same to prospective tenants, purchasers or others.
ARTICLE 16
BROKERS
Section 16.1 Tenant has been represented by Dunham Associated, Inc. (“Tenant’s Broker”). All fees and commissions due Tenant’s Broker in connection with the Leased Premises shall be paid by Landlord. Except for Tenant’s Broker, Landlord and Tenant hereby represent and warrant, each to the other, that they have not disclosed this Lease or the subject matter hereof to, and have not otherwise dealt with, any broker, finder or any other person, firm, corporation or other legal entity so as to create any legal right or claim of whatsoever kind or nature for a commission or similar fee or compensation with respect to the Leased Premises.
ARTICLE 17
DEFAULT AND REMEDIES
Section 17. 1 Default and Notice. Tenant shall be in default for the failure to perform any term of this Lease. In the event of default, Landlord must provide written notice to Tenant of said default. If Tenant fails to pay an installment of rent when due and shall not cure such default within ten (10) business days following written notice thereof from Landlord, Landlord may terminate this Lease. For any other default, Tenant shall have thirty (30) days to cure after written notice of said default.
Section 17.2 Financial Events. If, at any time during the term of this Lease (a) Tenant files in any court a petition in bankruptcy or insolvency or for reorganization, or for arrangement or for the appointment of a receiver or trustee of all or a portion of the Tenant’s property, or (b) an involuntary petition of any kind referred to in Subdivision (a) of this section is filed against the Tenant, and the petition is not vacated or withdrawn within 30 days after the date of filing thereof, or (c) if Tenant makes an assignment for the benefit of creditors, or (d) if Tenant is adjudicated a bankrupt, or (e) a receiver is appointed for the property of the
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Tenant by order of the court, Tenant’s estate and right to possession hereunder will terminate ipso facto upon the happening of any one of such events, and Tenant will then quit and surrender the Leased Premises to Landlord, but Tenant will remain liable as hereinafter provided, subject to Landlord’s best efforts to mitigate damages by re-letting the Leased Premises.
Section 17.3 Upon the termination of Tenant’s leasehold estate, Landlord may re-enter the Leased Premises by any lawful means, and remove all persons and property and Landlord will not be liable for damages or otherwise by reason of re-entry or termination. Notwithstanding a termination, the liability of Tenant for rent will not be extinguished for the balance of the term remaining after the termination.
Section 17.4 Should termination of Tenant’s leasehold estate occur or should Landlord take possession pursuant to legal proceedings, it may either terminate this Lease or it may, without terminating this Lease, make alterations and repairs as may be necessary to re-let the premises, or any part thereof for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental or rentals and upon such other terms and conditions as Landlord in its reasonable discretion may deem advisable. Upon each re-letting all rentals received by Landlord will be applied, first, to the payment of any indebtedness other than rent due from Tenant to Landlord; second, to the payment of any costs and expenses of the re-letting, including brokerage fees and attorneys’ fees and of costs of alterations and repairs; third, to the payment of rent due and unpaid hereunder, and the residue, if any, will be held by Landlord and applied in payment of future rent as it becomes due and payable. The amount spent by Landlord in making alterations to the Leased Premises, as referenced above, will be limited to the annual rent payable by Tenant during the year of termination. All alterations and repairs made by Landlord to the Leased Premises will be, in every respect, commercially reasonable.
Section 17. 5 If the rentals received from re-letting during any month are less than that to be paid during that month by Tenant, Tenant will pay the deficiency to Landlord. The deficiency will be calculated and paid monthly. No re-entry or taking possession of the premises by Landlord will be construed as an election on its part to terminate this Lease unless written notice of such intention is given to Tenant or unless the termination is ordered by the court.
Section 17.6 If Landlord elects not to proceed under Sections 17.4 and 17.5, Landlord may, at any time thereafter, notwithstanding any re-letting without termination, elect to terminate this Lease for the previous breach. Should Landlord at any time terminate this Lease for any breach, in addition to any other remedies it may have, Landlord may recover from Tenant all damages it may incur by reason of the breach, subject to Landlord’s best efforts to mitigate damages by re-letting the Leased Premises.
Section 17. 7 In the event of material breach by Tenant, which breach Tenant has not cured within the cure period referenced in Section 17.l, Landlord may at any time, without notice, cure the breach for the account and at the expense of Tenant. If Landlord at any time by reason of a breach is compelled to pay, or elects to pay, any sum of money or do any act which will require the payment of any sum of money, or incurs any expense, including attorneys’ fees and costs incurred by Landlord in connection with the recovery of possession of the Leased Premises or the enforcement of any of the terms and provisions of this Lease, the sums so paid by Landlord will be deemed to be due from Tenant to Landlord.
Section 17.8 If Landlord is in default under this Lease , Landlord will have 30 days within which to cure the breach after written notice to Landlord by Tenant or if the breach is not curable within 30 days, to commerce to diligently proceed to cure.
Section 17.9 The remedies set forth above will not be exclusive of any other rights or remedies, and each right and remedy will be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at Jaw or in equity.
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ARTICLE 18
SURRENDER OF POSSESSION
Section 18. 1 Unless otherwise agreed by the parties, at the expiration of the lease term, whether by lapse of time or otherwise, Tenant will surrender the Leased Premises in good condition and repair, reasonable wear and tear expected. Subject to other agreements, if the Leased Premises is not surrendered at the end of the lease term, Tenant will indemnify Landlord against loss or liability resulting from delay in so surrendering the premises. Tenant will promptly surrender all keys for the Leased Premises to Landlord.
Section 18.2 In the event Tenant remains in possession of the Leased Premises after the expiration of the tenancy created hereunder, with the consent of Landlord and without execution of new lease, Tenant will be deemed to be occupying the Leased Premises from month-to-month, subject to all the other conditions, provisions and obligations of this Lease insofar as the same are applicable to the month-to-month tenancy.
Section 18.3 Upon the expiration of the tenancy (i) Tenant will remove and be entitled to retain all of Tenant’s trade fixtures, including tenant’s vault as described in Section 9.2, and (ii) if Landlord requires in writing, Tenant will promptly remove any alterations, additions, improvements and fixtures other than trade fixtures placed in the Leased Premises. In either event, Tenant will repair any damage occasioned by the removals at Tenant’s expense, and in default thereof, Landlord may remove the items and repair any damage and Tenant will pay Landlord the costs of removal.
ARTICLE 19
SUBORDINATION AND ATTORNMENT
Section 19.1 Tenant agrees this Lease will be subordinate to any mortgages that may hereafter be placed upon the Leased Premises and to any and all advances to be made thereunder, and to the interest thereon, and all renewals and extensions; provided that the mortgagee agrees to recognize Tenant’s rights under this Lease as long as Tenant is not in default. Tenant also agrees this Lease will be subordinate to any and all planned development ordinances, guidelines, rules and regulations, and all covenants, reciprocal easement declarations, restrictions and the like which may presently affect or hereafter be placed upon or affect the land. Tenant will execute and deliver whatever instruments may be required for the above purposes.
Section 19.2 Tenant will in the event of the sale or assignment of Landlord’s interest in the building of which the Leased Premises form a part, or in the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage made by Landlord covering the Leased Premises, attorn to the purchaser and recognize the purchaser as Landlord under this Lease, provided that such purchaser recognizes this Lease and prospectively assumes all obligations of the Landlord hereunder.
ARTICLE 20
NOTICES
Section 20.1 Delivery. Whenever under this Lease provision is made for notice of any kind, the notice will be in writing and will be deemed sufficient to Tenant if actually delivered to Tenant or sent by certified mail, return receipt requested, to the last address of Tenant furnished to Landlord for such purpose, or to the Leased Premises; and in a like manner to the Landlord at the address furnished for such purpose, or to the place then fixed for the payment of rent.
Section 20.2 Reasonable Notice. Whenever in this Lease Landlord is required to provide Tenant “reasonable” or like notice, no notice is required in an emergency situation.
ARTICLE 21
GENERAL
Section 21.1 Relationship of Parties. Nothing in this Lease will be deemed or construed by anyone as creating the relationship of principal and agent or of partnership or of joint venture between the parties.
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Section 21.2 Non-waiver. No delay or omission of the right to exercise any power by either party will impair any right or power, or will be construed as a waiver of any default or as acquiescence therein. One or more consents or waivers of any covenant, term or condition of this Lease by either party will not be construed by the other party as a waiver of a subsequent breach of the same covenant, term or condition.
Section 21.3 Binding Effect. The covenants, agreements and obligations contained in this Lease, except as herein otherwise specifically provided, will extend to, bind, and inure to the benefit of the parties and their respective personal representatives, heirs, successors and assigns. Landlord, at any time may make an assignment of its interest in this Lease, and, in the event of an assignment and the assumption by the assignee of the covenants and agreements to be performed by Landlord, Landlord and its successors and assigns (other than the assignee of this Lease) will be released from any and all liability hereunder.
Section 21.4 Recording of Lease. Tenant may not record this Lease without the written consent of Landlord.
Section 21.5 Triple Net Lease. It is the intention and agreement of Landlord and Tenant that this Lease is a true triple net lease. Except as may be provided elsewhere in this Lease, Landlord will not be responsible for any costs, expenses or obligations for taxes, utilities, insurance, maintenance, repairs, or replacements pursuant to this Lease or with regard to the Leased Premises.
Section 21.6 Time of the Essence. Time is of the essence in all provisions of this Lease.
Section 21. 7 Amendments. No amendment or modification to this Lease will be effective unless it is in writing and signed by the Landlord and Tenant.
Section 21.8 Counterparts. This Lease may be executed in one or more counterparts, all of which, when taken together shall constitute one agreement.
[Signature Page to Follow]
Lease Agreement

LANDLORD:

SMIT HOLDINGS, LLC

By	/s/ Brian Smit
Brian Smit, Its Managing Member

TENANT:

BITGO HOLDINGS, INC.

By	/s/ Dave Larson
Dave Larson, Its Chief Financial Officer
Lease Agreement

Exhibit A
Lease Agreement

Exhibit B
Lease Agreement